UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2015

PhotoMedex, Inc.
(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code:   215-619-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01Other Events

On March 30, 2015, the United States District Court for the District of Columbia (the "Court") dismissed in its entirety an action brought by Jan Mouzon and twelve other plaintiffs in ten states against Radiancy, Inc. ("Radiancy"), a subsidiary of PhotoMedex, Inc. (the "Company"), and Radiancy's Chief Executive Officer, Dolev Rafaeli.  Dr. Rafaeli is also a director and Chief Executive Officer of the Company.

This action arose from the advertising and sale of Radiancy's flagship product, the no!no! Hair removal device (the "Product").  The plaintiffs made various claims against Radiancy and Dr. Rafaeli, both on their own behalf and as representatives of a purported nationwide class (or as representatives of subclasses located in their own states).  Among other claims, plaintiffs alleged that Radiancy and Dr. Rafaeli engaged in a scheme to deceive customers and the public under New York General Business Law §§ 349-350; alleged violations of state consumer protection laws; and brought warranty-based claims regarding the product, including breach of express warranty, breach of implied warranty of merchantability and fitness for a particular purpose, and a claim for violation of the federal Magnuson-Moss Warranty Act

The Court granted Radiancy's motion to dismiss the claims against it for failure to state a claim.  The Court specifically dismissed with prejudice the claims pursuant to New York General Business Law §§ 349-50 and the implied warranty of fitness for a particular purpose claim.  The other counts against Radiancy were dismissed without prejudice. The Court also granted Dr. Rafaeli's motion to dismiss the actions against him for lack of personal jurisdiction over him by the Court; the Court further denied the plaintiffs request for jurisdictional discovery with respect to Dr. Rafaeli.

Finally, the Court denied the plaintiffs request to amend the Complaint.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date:	March 31, 2015	By:	/s/ Dolev Rafaeli
Dolev Rafaeli
Chief Executive Officer